Exhibit 99.1

Houston Exploration Announces Update to Hurricane Production Impact;
Revises 2005 Production Guidance

Houston, Texas – October 17, 2005 – The Houston Exploration Company (NYSE: THX) today announced an update to anticipated production delays due to the recent hurricanes in the Gulf of Mexico. Current projections are for 8 Bcfe to 10 Bcfe of previously planned 2005 production to be delayed until 2006. The company recognized relatively minor damage during both Hurricane Katrina and Hurricane Rita, but production at certain locations remains shut-in while waiting on repairs to third-party onshore facilities and pipelines which will return them to their pre-storm capabilities.

Since Hurricane Rita, the company is currently producing approximately 58 MMcfe per day, net, from its Gulf of Mexico region, which is 37 percent of the pre-Katrina rate of 155 MMcfe per day, net. The company’s November 2005 net production in the region is expected to range from 120 MMcfe per day to 135 MMcfe per day. In addition to the company’s recompletion and development projects, production from two outside operated exploration successes, West Cameron 75 and West Cameron 62, will both be delayed until the first quarter 2006 due to the storms.

Compounding the hurricane production delays, the company’s 2005 production results will be further negatively impacted by approximately 6 Bcfe to 7 Bcfe due to performance issues at various fields. Three offshore wells completed during the third quarter 2005 account for more than 50 percent of the impacted production. Two of the wells are producing at restricted rates, one due to a lack of pipeline capacity and the other due to a mechanical problem, and at High Island 115 the company participated in a development well that was dry. The combination of production losses from the hurricanes and the field performance issues is expected to result in total 2005 production for the company of approximately 115 Bcfe, provided that the third-party facilities and pipelines are repaired as expected. This compares to prior guidance of an increase of +/- 6 percent over 2004’s rate of 124 Bcfe.

As a reminder, Houston Exploration will be announcing third quarter 2005 earnings on Thursday, October 27. Management will host a conference call at 10:00 a.m. Central Time and more details regarding production, operational issues and financial indicators will be discussed in greater detail at that time. Dial 800-553-0288 and provide the confirmation code 799370 to participate in the call or listen on the Internet at www.houstonexploration.com.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at www.houstonexploration.com.

Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include the uncertain timetable of third-party repairs to pipelines and facilities, the extent of damage and delayed recovery from hurricanes, the availability of needed equipment and personnel to restore production, additional hurricane or operational issues, price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s current indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com